EXHIBIT 21.1

SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation

Five Oaks Acquisition Corp.	Delaware

Oaks Funding, LLC	Delaware

Oaks Funding II, LLC	Delaware

Oaks Holding I, LLC	Delaware

Hunt CMT Equity, LLC	Delaware

Hunt CMT Finance, LLC	Delaware

Lument Mortgage Trust	Maryland

Hunt CRE 2017-FL1 Advances, LLC	Delaware

Hunt CRE 2017-FL1 Preferred, LLC	Delaware

Hunt CRE 2017-FL1, Ltd.	Cayman Islands

Hunt CRE 2017-FL1, LLC	Delaware

Hunt CRE 2017-FL1 Seller, LLC	Delaware

Hunt CRE 2018-FL2 Advances, LLC	Delaware

Hunt CRE 2018-FL2 Preferred, LLC	Delaware

Hunt CRE 2018-FL2, Ltd.	Cayman Islands

Hunt CRE 2018-FL2, LLC	Delaware

Hunt CRE 2018-FL2 Seller, LLC	Delaware